UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event report):  November 6, 2006

UNITED INDUSTRIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-4252	95-2081809
(Commission File No.)	(I.R.S. Employer Identification No.)

124 INDUSTRY LANE, HUNT VALLEY, MD
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (410) 628-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into Material Definitive Agreement

On November 6, 2006, United Industrial Corporation, a Delaware corporation (the “Registrant”) announced that AAI Services Corporation, an indirect wholly-owned subsidiary of the Registrant (the “Company”), had entered into a definitive stock purchase agreement (the “Stock Purchase Agreement”) to acquire McTurbine, Inc., a Texas corporation (“McTurbine”) and a wholly-owned subsidiary of M International, Inc., a Virginia corporation (“M International”).  The Stock Purchase Agreement provides for a purchase price of $31.0 million in cash, payable at the acquisition closing and subject to increase or decrease based upon the closing net worth of McTurbine (as defined in the Stock Purchase Agreement).  $3.1 million of the closing purchase price will be placed in escrow for a period of eighteen (18) months following closing to fulfill indemnification obligations during such period.  The acquisition closing is subject to customary conditions, including receipt of certain third party consents, which the parties expect will be met to facilitate a closing within thirty days.

The foregoing description of the terms of the acquisition is not complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which is filed as Exhibit 2.1 and is incorporated by reference.  The Registrant’s press release announcing the signing of the Stock Purchase Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01               Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description

2.1

Stock Purchase Agreement, dated as of November 6, 2006, by and among AAI Services Corporation, M International, Inc., Richard D. McConn and McTurbine, Inc. Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules of this Agreement are omitted.

99.1	Press Release, dated November 7, 2006, issued by United Industrial Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report be signed on its behalf by the undersigned, thereunto duly authorized.

United Industrial Corporation

By:	/s/ James H. Perry
James H. Perry
Chief Financial Officer and Vice President

Date: November 7, 2006

EXHIBIT INDEX

Exhibit Number	Description

2.1

Stock Purchase Agreement, dated as of November 6, 2006, by and among AAI Services Corporation, M International, Inc., Richard D. McConn and McTurbine, Inc. Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules of this Agreement are omitted.

99.1	Press Release, dated November 7, 2006, issued by United Industrial Corporation.